SANDFIRE RESOURCES AMERICA INC.
17 East Main Street
PO Box 431
White Sulphur Springs, MT
59645
Tel: 406-547-3466 Fax: 406-547-3719

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual general meeting (the "Meeting") of the shareholders of Sandfire Resources America Inc. (the "Company") will be held at 10th Floor, 595 Howe Street, Vancouver, British Columbia, V6C 2T5, on Tuesday, December 10, 2019, at 10:30 a.m. (Pacific Time), for the following purposes:

1. To receive and consider the audited consolidated financial statements of the Company for the year ended June 30, 2019 together with the auditor's report thereon;

2. To fix the number of directors for the ensuing year at five (5);

3. To elect directors for the ensuing year;

4. To appoint Ernst & Young LLP as the Company's auditors for the ensuing fiscal year at a remuneration to be fixed by the directors;

5. To consider and, if thought fit, to pass, with or without variation, an ordinary resolution to approve the Company's 10% Rolling Stock Option Plan; and

6. To transact such further or other business as may properly come before the Meeting and any adjournments thereof.

The specific details of the foregoing matters to be put before the Meeting are set forth in the information circular (the "Circular") accompanying this notice. The audited consolidated financial statements and related MD&A for the Company for the financial year ended June 30, 2019 have already been mailed to those shareholders who have previously requested to receive them.  Otherwise, they are available upon request to the Company or they can be found on SEDAR at www.sedar.com.

This notice is accompanied by the Circular, a form of proxy and a supplemental mailing list return card.

Shareholders who are unable to attend the Meeting in person are requested to complete, date and sign the enclosed form of proxy and to return it in the envelope provided for that purpose.

The Board of Directors of the Company has by resolution fixed the close of business on November 1, 2019 as the record date, being the date for the determination of the registered holders of common shares of the Company entitled to notice of and to vote at the Meeting and any adjournment(s) thereof.

Proxies to be used at the Meeting must be deposited with the Company, c/o the Company's transfer agent, Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 no later than 10:30 a.m. (Vancouver time) on Friday, December 6, 2019, or no later than 48 hours (excluding Saturdays, Sundays and statutory holidays) prior to the date on which the Meeting or any adjournment(s) thereof is held, unless the chairman of the Meeting elects to exercise his or her discretion to accept proxies received subsequently.

Non-registered shareholders who receive these materials through their broker or other intermediary are requested to follow the instructions for voting provided by their broker or intermediary, which may include the completion and delivery of a voting instruction form.

DATED at Vancouver, British Columbia this 4th day of November, 2019.

BY ORDER OF THE BOARD

_" Robert Scargill"_

Robert Scargill

Chief Executive Officer

SANDFIRE RESOURCES AMERICA INC.
17 East Main Street
PO Box 431
White Sulphur Springs, MT
59645
Tel: 406-547-3466 Fax: 406-547-3719

INFORMATION CIRCULAR

(As at November 1, 2019, except as otherwise indicated)

Sandfire Resources America Inc. (the "Company") is providing this Information Circular (the "Circular") and a form of proxy in connection with management's solicitation of proxies for use at the annual general meeting (the "Meeting") of shareholders of the Company ("Shareholders") to be held at 10th Floor, 595 Howe Street, Vancouver, British Columbia at 10:30 a.m. (Pacific Time) on Tuesday, December 10, 2019 and at any adjournment(s) thereof.  The Company will conduct its solicitation by mail and officers and employees of the Company may, without receiving special compensation, also telephone or make other personal contact.  The Company will pay the cost of solicitation.

All references to currency are references to lawful money of Canada, unless otherwise stated.

APPOINTMENT OF PROXYHOLDER

The purpose of a proxy is to designate persons who will vote the proxy on a Shareholder's behalf in accordance with the instructions given by the Shareholder in the proxy.  The persons whose names are printed in the enclosed form of proxy are officers or Directors of the Company (the "Management Proxyholders").

A Shareholder has the right to appoint a person other than a Management Proxyholder to represent the Shareholder at the Meeting by striking out the names of the Management Proxyholders and by inserting the desired person's name in the blank space provided or by executing a proxy in a form similar to the enclosed form.  A proxyholder need not be a Shareholder.

VOTING BY PROXY

Only registered Shareholders or duly appointed proxyholders are permitted to vote at the Meeting.  Common shares of the Company ("Shares") represented by a properly executed proxy will be voted or withheld from voting on each matter referred to in the Notice of Meeting in accordance with the instructions of the Shareholder on any ballot that may be called for and if the Shareholder specifies a choice with respect to any matter to be acted upon, the Shares will be voted accordingly.

If a Shareholder does not specify a choice and the Shareholder has appointed one of the Management Proxyholders as proxyholder, the Management Proxyholder will vote in favour of the matters specified in the Notice of Meeting and in favour of all other matters proposed by management at the Meeting.

The enclosed form of proxy also gives discretionary authority to the person named therein as proxyholder with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting.  At the date of this Circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting.

COMPLETION AND RETURN OF PROXY

Completed forms of proxy must be deposited at the office of the Company's registrar and transfer agent, Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, not later than forty-eight (48) hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting or any adjournment(s) thereof, unless the chairman of the Meeting elects to exercise his or her discretion to accept proxies received subsequently.

NON-REGISTERED HOLDERS

Only registered Shareholders or the persons they appoint as their proxies are permitted to vote at the Meeting.  Registered Shareholders are holders of Shares whose names appear on the Share register of the Company and are not held in the name of a brokerage firm, bank or trust company through which they purchased Shares.  Whether or not you are able to attend the Meeting, Shareholders are requested to vote their proxy in accordance with the instructions on the proxy. Most Shareholders are "non-registered" Shareholders ("Non-Registered Shareholders") because the Shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the Shares.  The Company's Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an "Intermediary") that the Non-Registered Shareholder deals with in respect of their Shares of the Company (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited or The Depository Trust & Clearing Corporation) of which the Intermediary is a participant.

There are two kinds of beneficial owners: those who object to their name being made known to the issuers of securities which they own (called "OBOs" for Objecting Beneficial Owners), and those who do not object (called "NOBOs" for Non-Objecting Beneficial Owners).

The Company is not sending the Meeting materials directly to NOBOs in connection with the Meeting but rather has distributed copies of the Meeting materials to the Intermediaries for distribution to NOBOs.  With respect to OBOs, in accordance with applicable securities law requirements, the Company has distributed copies of the Meeting materials to the clearing agencies and Intermediaries for distribution to OBOs. The Company does not intend to pay for Intermediaries to deliver the Meeting materials and Form 54-101F7 - Request for Voting Instructions Made by Intermediary to OBOs.  As a result, OBOs will not receive the Meeting materials unless their Intermediaries assumes the cost of delivery.

Intermediaries are required to forward the Meeting materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them.  Intermediaries often use service companies to forward the Meeting materials to Non-Registered Shareholders.  Generally, Non-Registered Shareholders who have not waived the right to receive Meeting materials will either:

(a) be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a "voting instruction form") which the Intermediary must follow; or

(b) be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary.  Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy.  In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with the Company, c/o Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the Shares which they beneficially own.  Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the persons named in the form of proxy and insert their own name or such other person's name in the blank space provided. Non-Registered Shareholders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or voting instruction form is to be delivered.

A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive Meeting materials and to vote which has been given to an Intermediary at any time by written notice to the Intermediary provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting materials and to vote which is not received by the Intermediary at least seven days prior to the Meeting.

NOTICE-AND-ACCESS

The Company is not sending the Meeting materials to Shareholders using "notice-and-access", as defined under NI 54-101.

REVOCABILITY OF PROXY

In addition to revocation in any other manner permitted by law, a Shareholder, his or her attorney authorized in writing or, if the Shareholder is a corporation, a corporation under its corporate seal or by an officer or attorney thereof duly authorized, may revoke a proxy by instrument in writing, including a proxy bearing a later date.  The instrument revoking the proxy must be deposited at the registered office of the Company at any time up to and including the last business day preceding the date of the Meeting, or any adjournment(s) thereof, or with the chairman of the Meeting on the day of the Meeting, or any adjournments thereof.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Company is authorized to issue an unlimited number of Shares without par value, of which 820,083,031 Shares were issued and outstanding as at November 1, 2019, the record date for the Meeting (the "Record Date"). Persons who are registered Shareholders at the close of business on the Record Date will be entitled to receive notice of and vote at the Meeting and will be entitled to one vote for each Share held.  The Company has only one class of shares.

To the knowledge of the Directors and executive officers of the Company, no person or company beneficially owns, or controls or directs, directly or indirectly, voting securities of the Company carrying 10% or more of the voting rights attached to any class of voting securities of the Company, except the following:

Name	No. of Shares Beneficially Owned, Controlled or Directed, Directly or Indirectly	Percentage of Outstanding Shares
Sandfire Resources NL(1)	700,564,679	85.43%

(1) Sandfire Resources NL, through its indirect, wholly owned subsidiary Sandfire B.C. Holdings Inc. ("Sandfire BC"), is a Shareholder that has 700,564,679 Shares.

ELECTION OF DIRECTORS

The Directors of the Company are elected at each annual general meeting and hold office until the next annual general meeting or until their successors are appointed.  In the absence of instructions to the contrary, the enclosed proxy will be voted for the nominees herein listed.

Shareholder approval will be sought to fix the number of directors of the Company at five (5).

The Company does not have an Executive Committee.  The Company has an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, and a Technical, Environmental, Sustainability, and Safety Committee.  Members of these committees are as set out below.

Management of the Company proposes to nominate each of the following persons for election as a Director.  Information concerning such persons, as furnished by the individual nominees, is as follows:

Name, Jurisdiction of Residence and Position	Principal Occupation or employment and, if not a previously elected Director, occupation during the past 5 years	Previous Service as a Director	Number of Common Shares Beneficially Owned, Controlled or Directed, Directly or Indirectly (4)
Robert Scargill Montana, USA Chief Executive Officer and Director	CEO of the Company since June 10, 2018; Vice President of Project Development and Director of the Company since June 1, 2018; former CEO of LeadFX Inc. between May 2016 to Sept. 2017; Interim CEO of Pele Mountain Resources Inc. from June 2017 to November 2017; and Managing Director for Natural Soda Inc. Sept. 2013 to March 2016.	Since June 1, 2018	202,000
Jason Grace Perth, Australia Director

Chief Operating Officer of Sandfire Resources NL since September 2019; Executive General Manager - Iron Ore for Mineral Resource Limited between October 2018 and September 2019; Senior Director Asia Pacific Iron Ore, Cliffs Natural Resources between May 2014 and September 2018; and Senior Director Technical Services - Asia Pacific Iron Ore; Cliffs Asia Pacific Iron Ore Pty Ltd between October 2013 and May 2014

		Since September 27, 2019	NIL
Matthew Fitzgerald(1)(2) Perth, Western Australia, Australia Chairman and Director	Chief Financial Officer and Joint Secretary of Sandfire Resources NL	Since September 1, 2016	NIL
Alan Joscelyn(1)(3) Montana, USA Director	Chief Deputy Attorney General for Montana between 2014-2016; Lawyer since 1975.	Since January 2, 2018.	NIL
Christina Kay Hedrich(1) (2)(3) Montana, USA Director	Director of the Company; Senior Vice President and Chief Loan Officer for Bank of the Rockies since 2009.	Since April 2, 2018	NIL

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Governance and Nomination Committee.

(4) Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at the Record Date, based upon information furnished to the Company by individual Directors.  Unless otherwise indicated, such Shares are held directly.

With exception of Mr. Matthew Fitzgerald who is the proposed nominee pursuant to the terms of the investment agreement between the Company and Sandfire Resources NL, no proposed Director is to be elected under any arrangement or understanding between the proposed Director and any other person or company, except the Directors and executive officers of the Company acting solely in such capacity.

To the knowledge of the Company, no proposed Director:

(a) is, as at the date of this Circular, or has been, within 10 years before the date of this Circular, a Director, Chief Executive Officer ("CEO") or Chief Financial Officer ("CFO") of any company (including the Company) that:

(i) was the subject, while the proposed Director was acting in the capacity as director, CEO or CFO of such company, of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days; or

(ii) was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the proposed Director ceased to be a director, CEO or CFO but which resulted from an event that occurred while the proposed Director was acting in the capacity as director, CEO or CFO of such company; or

(b) is, as at the date of this Circular, or has been within 10 years before the date of this Circular, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c) has, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed Director; or

(d) has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(e) has been subject to any penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed Director.

The following Directors of the Company hold directorships in other reporting issuers as set out below:

Name of Director	Name of Other Reporting Issuer
Robert Scargill	N/A
Jason Grace	N/A
Matthew Fitzgerald	N/A
Alan Joscelyn	N/A
Christina Kay Hedrich	N/A

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of the Compensation Philosophy

The Company's compensation philosophy for executive officers follows three underlying principles:

(a) to provide compensation packages that encourage and motivate performance;

(b) to be competitive with other companies of similar size and scope of operations so as to attract and retain talented executives; and

(c) to align the interests of its executive officers with the long-term interests of the Company and its Shareholders through stock related programs.

Elements of Executive Compensation

In keeping with the Company's philosophy to link executive compensation to corporate performance and to motivate executives to achieve exceptional level of performance, the Company has adopted a compensation model that includes both base salary and "at-risk" compensation, comprised of participation in the Company's Long Term Incentive Plan in the form of incentive stock options.

For the financial year ended June 30, 2019, the Company's executive compensation program consisted of the following elements:

  base salary;
  annual performance-based cash incentives;
  participation in the Long Term Incentive Plan consisting of stock options; and
  medical and other benefits.

The specific rationale and design of each of these elements are outlined in detail below:

Element of Compensation	Summary and Purpose of Element

Base Salary

Salaries form an essential element of the Company's compensation mix as they are the first base measure to compare and remain competitive relative to peer groups.  Base salaries are fixed and therefore not subject to uncertainty and are used as the base to determine other elements of compensation and benefits.

Annual Performance- Based Cash Incentives	Annual performance-based cash incentives are a variable component of compensation designed to reward the Company's executive officers for maximizing annual operating performance.

Long Term Incentive Plan (Stock Options)

The granting of stock options is a variable component of compensation intended to incentivise the Company's executive officers to accretively grow the Company and increase the value of the Company's Shares.

Other Compensation (Benefits and Perquisites)

The Company's executive employee benefit program includes life, medical, dental and disability insurance.  Such benefits and perquisites are designed to be competitive overall with equivalent positions in comparable Canadian organizations.

Base Salary

Salary levels reflect the fixed component of pay that compensates executive officers for fulfilling their roles and responsibilities and assists in the attraction and retention of highly qualified executives.  Base salaries are reviewed annually to ensure they reflect each respective executive's performance and experience in fulfilling his or her roles and to ensure retention.

Annual Performance-Based Cash Incentives

The annual performance-based cash incentives are determined and granted at the sole discretion of the board of Directors of the Company (the "Board") and the Compensation Committee, and are based on the performance of the executive officer during the previous year.

Long Term Incentive Plan

Long term incentives are performance-based grants of stock options. The awards are intended to align executive interests with those of Shareholders by trying compensation to Share performance and to assist in retention through vesting provisions. Grants of stock options are based on:

(a) the executive officer's performance;

(b) the executive officer's level of responsibility within the Company;

(c) the number and exercise price of stock options previously issued to the executive officer; and

(d) the overall aggregate total compensation package provided to the executive officer.

The value of any long term stock options allocated is determined using the Black-Scholes-Merton model.

After considering input from management, the Compensation Committee makes recommendations to the Board concerning the Company's Long Term Incentive Plan based on the above criteria. Stock options are granted by the Board, typically on an annual basis, in connection with the review of executive officers' compensation packages. Stock options may also be granted to executives upon hire or promotion and as special recognition for extraordinary performance.

Option-based awards

The Company's 10% rolling stock option plan (the "Stock Option Plan") is designed to advance the interests of the Company by encouraging eligible participants, being Directors, employees, management company employees, officers and consultants, to have equity participation in the Company through acquisition of Shares.

The Stock Option Plan has been, and will be used, by the Board to provide Share purchase options which are awarded based on the recommendations of the Compensation Committee, taking into account the level of responsibility of the executive officer, as well as his or her impact on or contribution to, and/or his or her ability in the future to have an impact on or to contribute to, the longer-term operating performance of the Company. Management presents its recommendations to the Compensation Committee with respect to stock-based compensation awards.  These awards are granted, at the discretion of the Board, to existing Directors, officers, employees, and consultants based on award levels in the past and Company performance, in compliance with applicable securities law, stock exchange, and other regulatory requirements.  Stock options may also be granted, at the discretion of the Board, throughout the year, to attract new Directors, officers, employees or consultants.  In determining the number of stock options to be granted to the Directors, officers, employees, or consultants, the Board takes into account the number of stock options, if any, previously granted to each of the Directors, officers, employees, or consultants, as well as the level of effort, time, responsibility, ability, experience, and level of commitment of the Director, officer, employee, or consultant, in determining the level of incentive stock option compensation.  The Board takes into account the exercise price of any outstanding stock options to ensure that such grants are in accordance with the policies of the TSX Venture Exchange (the "TSXV") and to closely align the interests of the executive officers with the interests of Shareholders. The Board determines the vesting provisions of all stock option grants and will amend the stock-based compensation plan as recommended by management and the Compensation Committee, subject to any required approval of the TSXV or Shareholders of the Company.

For further information regarding the Company's Stock Option Plan and a summary of its material terms see the section in this Circular titled "Particulars of Other Matters To Be Acted Upon - Annual Approval of Rolling 10% Stock Option Plan".

Other Compensation - Perquisites

None of the Named Executive Officers (as defined herein) received any perquisites which in the aggregate were greater than $50,000 or 10% of the respective Named Executive Officer's salary.

Chief Executive Officer Compensation

The components of CEO compensation are the same as those which apply to the other senior executive officers of the Company, namely base salary, long-term equity incentives and annual performance-based cash incentives.

In setting the salary, long-term incentives and annual performance-based cash incentives for the CEO, the Compensation Committee evaluates the performance of the CEO in light of his or her impact on the achievement of the Company's goals and objectives.  In setting the recommended base salary of the CEO the committee may also take into consideration the recommendations of independent consultants and the salaries paid to other chief executive officers in the mining industry.

Compensation Governance

The Company has established a Compensation Committee, which is responsible for determining compensation for the Directors and executive officers of the Company.

The Compensation Committee has not adopted any formal policies and practices to determine director or executive compensation.  The Compensation Committee undertakes the specific work required from time to time to discharge the committee's responsibilities in relation to the Company's compensation policies.  The Compensation Committee does not employ any formal objectives, criteria or analysis, other than those set forth in this Circular.  When determining compensation policies and individual compensation levels for the Company's executive officers, the Compensation Committee takes into consideration a variety of factors including the Compensation Committee's understanding of the amount of compensation generally paid by similarly situated companies to their executives who have similar roles and responsibilities; each executive officer's individual performance during the fiscal year; each executive officer's experience, skills and level of responsibility; the executive's historical compensation and performance within the Company; and existing market standards within the mining industry.

The Compensation Committee periodically reviews the performance of the Directors and executive officers in light of the Company's objectives and considers other factors that may have impacted the success of the Company in achieving its objectives.

The Compensation Committee is composed of Matthew Fitzgerald and Christina Kay Hedrich. Matthew Fitzgerald is considered not to be an "independent director" as defined under applicable Canadian securities laws at the relevant times as Mr. Fitzgerald is the Chief Financial Officer of Sandfire Resources NL. Christina Kay Hedrich is considered to be an "independent director" as defined under applicable Canadian securities laws.

The Company expects to appoint Jason Grace as a member of the Compensation Committee on or before the date of the Meeting. Jason Grace is considered not to be an "independent director" as defined under applicable Canadian securities laws at the relevant times as Mr. Grace is the Chief Operating Officer of Sandfire Resources NL.

The skills and experience of the proposed Compensation Committee members that are relevant to their responsibilities in executive compensation include the following:

  Matthew Fitzgerald - Mr. Fitzgerald is a chartered accountant with extensive managerial experience in the natural resource industry.

  Christina Kay Hedrich - Ms. Hedrich has around 30 years of experience in the banking industry. Ms. Hedrich currently serves as the Senior Vice President and Chief Loan Officer for Bank of the Rockies, N.A., a Montana based community bank. She is responsible for bank-wide training, policy development, and underwriting standards. She has worked at the Bank of the Rockies since 1988.

  Jason Grace - Mr. Grace is a registered geologist with years of experience in Australia and the Asia-Pacific region with extensive managerial experience in the mineral resource industry, including mineral resource evaluation, mine planning and mine geology. Mr. Grace recently completed a Master of Mining Engineering from the University of New South Wales in 2015 and also completed a Master of Enterprise (Executive) from Melbourne University in 2005.

The Company did not retain professional executive compensation consultants in the most recently completed financial year.

Compensation Risk Oversight and Assessment

The Board has not proceeded to a formal evaluation of the implications of the risks associated with the Company's compensation policies and practices.  The Board intends to review at least once annually the risks, if any, associated with the Company's compensation policies and practices.

As discussed above, the Company employs a compensation model which ensures that an adequate portion of overall compensation for the NEOs is "at risk" and only realized through the performance of the Company over both the short-term and long-term.  Short term incentive structures are annual performance-based cash incentives, which are awarded at the sole discretion of the Board and the Compensation Committee based on the executive officer's overall performance.  With respect to the longer-term component of executive compensation, stock option grants are generally subject to vesting in equal amounts on the date of grant and the first and second anniversary of the date of the grant, priced at market-value at the time of grant and the number of stock options granted is based on a fixed annual dollar amount using the then applicable Black-Scholes-Merton value per stock option granted. Therefore, the realization of value from the longer-term incentive component of the executive compensation program is largely aligned with longer-term appreciation in Shareholder value.

Further, all elements of executive compensation are discretionary.  As a result, it is unlikely an executive officer would take inappropriate or excessive risks at the expense of the Company or the Shareholders that would be beneficial to their short-term compensation when their long-term compensation might be put at risk from their actions.  Due to the organizational structure of the Company, the Board is able closely monitor executive performance such that any risks associated with the Company's compensation policies and practices may be promptly identified and mitigated.

The Company has not adopted a formal policy forbidding Directors or officers from purchasing financial instruments that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by Directors or officers.  The Company is not, however, aware of any Directors or officers having entered into this type of transaction.

Summary Compensation Table

The following table is presented in accordance with Form 51-102F6 - Statement of Executive Compensation and sets forth all annual and long term compensation for services in all capacities to the Company for the three most recently completed financial years in respect of each of the following executive officers of the Company:  (a) the CEO of the Company; (b) the CFO of the Company; and, where applicable, (c) the other three most highly compensated executive officers of the Company during the financial year whose individual total compensation for the most recently completed financial year exceeded $150,000 and any individual who would have satisfied these criteria but for the fact that the individual was neither an executive officer of the Company nor acting in a similar capacity at the end of the most recently completed financial year (collectively the "Named Executive Officers" or "NEOs").

	Year	Salary ($)	Share- Based Awards ($)	Option- Based Awards ($)	Non-Equity Incentive Plan Compensation ($)		Pension Value ($)	All Other Compensation ($)
NEO Name and Principal Position					Annual Incentive Plans	Long- term Incentive Plans			Total Compensation ($)
Robert Scargill(1)(4) CEO	2019 2018 2017	528,000 264,000 N/A	N/A N/A N/A	N/A 100,057(6) N/A	66,000 N/A N/A	N/A N/A N/A	15,840 NIL N/A	N/A N/A N/A	609,840 364,057 N/A
Anthony Jackson(2) Former CFO	2019 2018 2017	6,000 24,000 7,000	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	NIL NIL NIL	6,000 24,000 7,000
Gerald Zieg(4) VP Exploration	2019 2018 2017	265,122 257,400 246,246	N/A N/A N/A	N/A N/A 26,871(5)	26,400 35,640 13,000	N/A N/A N/A	7,954 7,722 3,694	15,840 NIL NIL	315,316 300,762 289,811
Nancy Schlepp(3)(4) VP Communications	2019 2018 2017	173,250 164,492 139,100	N/A N/A N/A	N/A N/A 26,871(5)	26,400 35,640 13,000	N/A N/A N/A	5,198 4,950 2,340	NIL NIL NIL	204,848 205,082 181,311
John McGonigle(2)(4) CFO	2019 2018 2017	217,800 N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	6,233 N/A N/A	NIL N/A N/A	224,033 N/A N/A

(1) Mr. Scargill replaced John Shanahan as CEO of the Company on June 10, 2018. Mr. Scargill has also served as a Director of the Company since June 1, 2018. Any compensation received  for services as a Director, will be disclosed in subsequent footnotes hereunder.

(2) Mr. Jackson was appointed CFO of the Company on December 1, 2016 and was replaced by John McGonigle on April 1, 2019.

(3) Ms. Schlepp was appointed VP - Communications & Corporate Secretary on December 1, 2016.

(4) Mr. Scargill, Mr. Zieg, Ms. Schlepp and Mr. McGonigle are paid in US dollars.  The amount in the above table uses an average conversion rate of $1.32 to Canadian dollars.

(5) The Company used the Black-Scholes-Merton model as the methodology to calculate the grant date fair value, and relied on the following key assumptions and estimates for each Financial Year 2017 calculation: (i) risk free interest rate of 1.22%, (ii) expected dividend yield of 0%, (iii) expected stock price volatility of 144% and (iv) expected life of stock options of 5 years.  The Company chose this methodology to record stock-based compensation at their fair value over their vesting period as compensation expense.

(6) The Company used the Black-Scholes-Merton model as the methodology to calculate the grant date fair value, and relied on the following key assumptions and estimates for each Financial Year 2018 calculation: (i) risk free interest rate of 2.11%, (ii) expected dividend yield of 0%, (iii) expected stock price volatility of 149% and (iv) expected life of stock options of 5 years.  The Company chose this methodology to record stock-based compensation at their fair value over their vesting period as compensation expense.

The Company's wholly-owned subsidiary entered into an employment agreement with Robert Scargill, CEO of the Company (the "Scargill Agreement") on May 1, 2018.  The Scargill Agreement provides for a base salary to Mr. Scargill.  In addition, Mr. Scargill is eligible to participate in such incentive bonus plans as may be implemented by the Company from time to time for its senior executives and the Company will, in its discretion, consider bonuses at least annually.  See "Termination of Employment, Change of Control Benefits and Employment Contracts" in this Circular for further information regarding significant terms of the Scargill Agreement.

Effective April 1, 2019 the Company's wholly-owned subsidiary entered into an employment agreement with John McGonigle, CFO of the Company (the "McGonigle Agreement"). The McGonigle Agreement provides for a base salary to Mr. McGonigle.  In addition, Mr. McGonigle is eligible to participate in such incentive bonus plans as may be implemented by the Company from time to time for its senior executives and the Company will, in its discretion, consider bonuses at least annually.  See "Termination of Employment, Change of Control Benefits and Employment Contracts" in this Circular for further information regarding significant terms of the McGonigle Agreement.

Effective in 2013, the Company entered into an employment agreement with Gerald Zieg (the "Zieg Agreement").  The Zieg Agreement provides for a base salary to Mr. Zieg.  In addition, Mr. Zieg is eligible to participate in such incentive bonus plans as may be implemented by the Company from time to time for its senior executives and the Company will, in its discretion, consider bonuses at least annually.  See "Termination of Employment, Change of Control Benefits and Employment Contracts" in this Circular for further information regarding significant terms of the Zieg Agreement.

Effective in 2013, and as amended, the Company's wholly-owned subsidiary entered into an employment agreement with Nancy Schlepp (the "Schlepp Agreement").  The Schlepp Agreement provides for a base salary to Ms. Schlepp.  In addition, Ms. Schlepp is eligible to participate in such incentive bonus plans as may be implemented by the Company from time to time for its senior executives and the Company will, in its discretion, consider bonuses at least annually.  See "Termination of Employment, Change of Control Benefits and Employment Contracts" in this Circular for further information regarding significant terms of the Schlepp Agreement.

Incentive Plan Awards

Except as set out in this Circular, the Company does not have any incentive plans, pursuant to which compensation that depends on achieving certain performance goals or similar conditions within a specified period is awarded, earned, paid or payable to the Named Executive Officers.

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth information concerning all awards outstanding under incentive plans of the Company that provide compensation that depends on achieving certain performance goals or similar conditions within a specified period, at the end of the most recently completed financial year ended June 30, 2019, including awards granted before the most recently completed financial year, to each of the Named Executive Officers.  The Company does not currently have a share-based awards program.

Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-The- Money Options (1) ($)	Number of Shares Or Units Of Shares That Have Not Vested (#)	Market or Payout Value Of Share- Based Awards that have not vested ($)	Market or Payout Value Of Vested Share- Based Awards Not Paid out or Distributed ($)
Robert Scargill CEO	1,000,000	0.11	May 31, 2023	NIL	NIL	NIL	NIL
Anthony Jackson Former CFO	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Gerald Zieg VP Exploration	400,000 500,000	0.15 0.06	December 15, 2019 December 15, 2021	NIL $22,500	N/A N/A	N/A N/A	N/A N/A
Nancy Schlepp VP Communications	400,000 500,000	0.15 0.06	December 15, 2019 December 15, 2021	NIL $22,500	N/A N/A	N/A N/A	N/A N/A
John McGonigle CFO	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1) Value calculated using the closing price of the Company's Shares on the TSXV on June 28, 2019 of $0.18 and subtracting the exercise price of the in-the-money stock options.  These stock options have not been, and may never be, exercised and actual gains, if any, on exercise will depend on the value of the Company's Shares on the date of exercise.

Incentive Plan Awards - Value Vested Or Earned During The Year

The value vested or earned during the most recently completed financial year ended June 30, 2019 of incentive plan awards granted to Named Executive Officers are as follows:

NEO Name	Option-Based Awards - Value Vested During The Year (1) ($)	Share-Based Awards - Value Vested During The Year(2) ($)	Non-Equity Incentive Plan Compensation - Value Earned During The Year ($)
Robert Scargill CEO	N/A	N/A	N/A
Anthony Jackson Former CFO	N/A	N/A	N/A
Gerald Zieg VP Exploration	N/A	N/A	N/A
Nancy Schlepp VP Communications	N/A	N/A	N/A
John McGonigle CFO	N/A	N/A	N/A

(1) This amount is the dollar value that would have been realized if the stock options held by such individual had been exercised on the vesting date(s), computed by obtaining the difference between the market price of the underlying securities at exercise and the exercise or base price of the stock options under the option-based award on the vesting date.

(2) This amount is the dollar value realized computed by multiplying the number of Shares or units by the market value of the underlying Shares on the vesting date.

The Company does not have any incentive plans in place other than the award of stock options disclosed above.

Pension Plan Benefits

The Company does not have any pension plans that provide for payments or benefits to the Named Executive Officers at, following, or in connection with retirement.

Termination of Employment, Change of Control Benefits and Employment Contracts

Other than as set out in this Circular, as at the end of the most recently completed financial year, the Company and its subsidiaries had no contracts, agreements, plans or arrangements that provide for payments to a Named Executive Officer at or following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change of control of the Company or its subsidiaries or a change in responsibilities of the NEO following a change of control of the Company or a change in an NEO's responsibilities.

The Company has entered into employment agreements with certain NEOs that provide for payments to those NEOs at or following or in connection with any termination (whether voluntary, involuntary or constructive) or change of control of the Company or its subsidiaries or a change in responsibilities of the NEO following a change in control of the Company or a change in an NEO's responsibilities, as follows.

Robert Scargill (CEO)

The Company's wholly-owned subsidiary entered into the Scargill Agreement on May 1, 2018 for an initial term of eighteen months.  The Scargill Agreement provides for a base salary to Mr. Scargill along with such benefits and bonuses that the Company may award, in its discretion. The Company will also reimburse Mr. Scargill for reasonable, authorized travelling and other out-of-pocket expenses incurred by Mr. Scargill.

The Scargill Agreement will terminate immediately without notice or severance pay if the Company or Mr. Scargill terminate the Scargill Agreement within the first three months of employment. Further, the Scargill Agreement will terminate immediately in the event of death or without notice or any payment in lieu for Cause (each as defined in the Scargill Agreement). Mr. Scargill may terminate the Scargill Agreement at any time by providing the Company with two months written notice, at which time the Company can elect to pay to Mr. Scargill a lump sum cash payment equal to two months of base salary.

If the Company breaches the Scargill Agreement by terminating the Scargill Agreement before the end of the term without Cause, the Company will pay Mr. Scargill a lump sum cash payment equal to the base salary Mr. Scargill would have been paid had he remained employed with the Company until the conclusion of the term. Such payment will be made within 30 days after termination.

The Scargill Agreement does not provide for any other triggering payments or provisions of other benefits in connection with any termination, resignation, retirement, change of control of the Company or a change in responsibilities. There are no other significant conditions or obligations that apply to receiving payments or benefits, or significant factors not already mentioned.

Estimated Incremental Payments on Change of Control

The following table provides details regarding the estimated incremental payments from the Company to Robert Scargill assuming that the triggering event occurred on June 30, 2019:

Name of NEO	Total Payments (1)
Robert Scargill	C$133,333(2)

(1) The amount in the above table uses the conversion rate of $1.3087 to Canadian dollars as at June 28, 2019, the last trading day prior to the date of the triggering event on June 30, 2019.

(2) This represents the entitlement the NEO would receive if the Company terminated the Scargill Agreement before the end of the term without Cause and such triggering event had occurred on June 30, 2019. This does not include any accrued vacation or other benefits due under the Scargill Agreement.

John McGonigle (CFO)

The Company's wholly-owned subsidiary entered into the McGonigle Agreement on February 8, 2019 for a term of twenty-four months, effective April 1, 2019.  The McGonigle Agreement provides for a base salary to Mr. McGonigle along with an annual allowance whilst Mr. McGonigle acts as CFO, and such benefits and bonuses that the Company may award, in its discretion. The Company will also reimburse Mr. McGonigle for reasonable, authorized travelling and other out-of-pocket expenses incurred by Mr. McGonigle.

The McGonigle Agreement will terminate immediately without notice or severance pay if the Company or Mr. McGonigle terminate the McGonigle Agreement within the first three months of employment. Further, the McGonigle Agreement will terminate immediately without notice or any payment in lieu for Cause (as defined in the McGonigle Agreement). Mr. McGonigle may terminate the McGonigle Agreement at any time by providing the Company with two months written notice, at which time the Company can elect to pay to Mr. McGonigle a lump sum cash payment equal to two months of base salary.

If the Company breaches the McGonigle Agreement by terminating the McGonigle Agreement before the end of the term without Cause, the Company will pay Mr. McGonigle a lump sum cash payment equal to the base salary Mr. McGonigle would have been paid had he remained employed with the Company until the conclusion of the term. Such payment will be made within 30 days after termination.

The McGonigle Agreement provides for a severance payment by the Company upon a Change of Control of the Company, which is defined in the McGonigle Agreement as follows:

For the purposes of this provision, "Change of Control" of the Company shall be deemed to have occurred at such time as:

i) Any sale, lease, exchange or other transfer (In one transaction or a series of transactions) of all or substantially all of the assets of the Company;

ii) A plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed;

iii) The Company determines in its sole discretion that a Change In Control has occurred, whether or not any event described above has occurred or is contemplated.

Pursuant to the McGonigle Agreement, in the event of a Change of Control, either Mr. McGonigle or the Company, in each of their sole discretion, may terminate the McGonigle Agreement. If the Company terminates the McGonigle Agreement, Mr. McGonigle shall receive a payment of the greater of 12 months of base salary, and the sum of the remaining contract compensation.

The McGonigle Agreement does not provide for any other triggering payments or provisions of other benefits in connection with any termination, resignation, retirement, change of control of the Company or a change in responsibilities. There are no other significant conditions or obligations that apply to receiving payments or benefits, or significant factors not already mentioned.

Estimated Incremental Payments on Change of Control

The following table provides details regarding the estimated incremental payments from the Company to John McGonigle assuming that the triggering event occurred on June 30, 2019:

Name of NEO	Total Payments(1)
John McGonigle	C$458,045 (2)(3)

(1) The amount in the above table uses the conversion rate of $1.3087 to Canadian dollars as at June 28, 2019, the last trading day prior to the date of the triggering event on June 30, 2019.

(2) This represents the entitlement the NEO would have received if a Change of Control triggering event had occurred on June 30, 2019. This does not include accrued vacation allowance.

(3) This represents the entitlement the NEO would received if the Company terminated the McGonigle Agreement before the end of the term without Cause and such triggering event had occurred on June 30, 2019. This does not include accrued vacation allowance.

Gerald Zieg (VP of Exploration)

The Company entered into the Zieg Agreement, effective January 1, 2013, for services provided to the Company by Mr. Zieg as Vice President of Exploration.

The Zieg Agreement provides for a severance payment by the Company upon a Change of Control Event, which is defined in the Zieg Agreement as follows:

A "Change of Control Event" will occur if within six (6) months of a Change of Control Event (as defined below) there is a Termination Event (as defined below).

 "Change of Control" means:

i. the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert, as such terms are defined in the Securities Act, British Columbia, of outstanding common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such person or persons acting jointly or in concert, constitutes for the first time in the aggregate 50% or more of the outstanding common shares of the Company;

ii. the consummation of a sale of all or substantially all of the assets of the Company;

iii. the consummation of a reorganization, plan of arrangement, merger or other transaction which has substantially the same effect as paragraph (i), (ii) or (iii) above; or

iv. the common shares of the Company cease to be listed on a recognized stock exchange.

"Termination Event" means:

a. the employment of the Executive is terminated by the Company without cause;

b. there is a change by the Company (other than changes that are clearly and exclusively consistent with a promotion) in the position, duties or responsibilities (including, without limitation, the person(s) to whom the Executive reports, and who report to the Executive, title or office of the Executive in effect immediately prior to the Change of Control, which includes any removal of the Executive from or any failure to re-employ the Executive in such position;

c. the Company taking any action to deprive the Executive of any material fringe benefits not mentioned above and enjoyed by the Executive immediately prior to the Change of Control, or the Company failing to increase or improve such material fringe benefits on a basis consistent with increases or improvements granted to the Company's other administrative personnel;

d. any material breach by the Company of any provision of the Executive's Agreement;

e. the good faith determination by the Executive that, as a result of the Change of Control or any action or event thereafter, the Executive's status or responsibility in the Company has been diminished or the Executive is effectively being prevented from carrying out the duties and responsibilities of the Executive as they existed immediately prior to the Change of Control; or

f. failure by the Company to obtain, in a form satisfactory to the Executive, an effective assumption of its obligations hereunder by any successor to the Company, including a successor to a material portion

If a Change of Control Event occurs, or if the Company terminates the Zieg Agreement without cause, the Company shall pay an amount equal to one (1) year of his base salary at that time. In addition, Mr. Zieg's Benefits (as defined in the Zieg Agreement) will terminate effective at the end of the month following the termination of Mr. Zieg's employment, for whatever reason.  All equity or equity based compensation received by Mr. Zieg and held by him immediately prior to termination or election upon a Change of Control Event shall fully vest, if not already vested, and shall be exercisable by Mr. Zieg following such termination or election, as the case may be, in accordance with their terms.

The accelerated option value of the aforementioned NEOs' existing stock options as of June 30, 2019 is detailed under "Incentive Plan Awards - Outstanding Share-Based Awards and Option-Based Awards" in this Circular.

Estimated Incremental Payments on Change of Control

The following table provides details regarding the estimated incremental payments from the Company to Gerald Zieg, assuming that the triggering event occurred on June 30, 2019:

Name of NEO	Total Payments
Gerald Zieg	C$256,776(1)(2)(3)

(1) This represents the entitlement the NEO would have received if a Change of Control triggering event had occurred on June 30, 2019. This does not include accrued vacation allowance.

(2) This represents the entitlement the NEO would received if the Company terminated the Zieg Agreement before the end of the term without Cause and such triggering event had occurred on June 30, 2019. This does not include accrued vacation allowance.

(3) The amount in the above table uses the conversion rate of $1.3087 to Canadian dollars as at June 28, 2019, the last trading day prior to the date of the triggering event on June 30, 2019.

Nancy Schlepp (VP Communications)

On January 23, 2017 the Company's wholly-owned subsidiary entered into the Schlepp Agreement, as amended, relating to Ms. Schlepp's services as Vice President - Communications of the Company for a term expiring on January 23, 2020. The Schlepp Agreement provides for a base salary to Ms. Schlepp along with such benefits and bonuses that the Company may award, in its discretion. The Company will also reimburse Ms. Schlepp for reasonable and necessary business expenses incurred by Ms. Schlepp.

The Schlepp Agreement will terminate immediately in the event of Disability or incapacity, death or without notice or any payment in lieu for discharge for Cause (each as defined in the Schlepp Agreement). Ms. Schlepp may terminate the Schlepp Agreement at any time by providing the Company with two months written notice or termination may be agreed mutually with 30 days written notice.

If the Company elects to terminate the Schlepp Agreement before the end of the term without Cause or in the event of a Change of Control (as defined in the Schlepp Agreement), the Company will pay Ms. Schlepp a lump sum cash payment equal to the base salary Ms. Schlepp would have been paid had she remained employed with the Company until the conclusion of the term. Such payment will be made within 30 days after termination.

The Schlepp Agreement does not provide for any other triggering payments or provisions of other benefits in connection with any termination, resignation, retirement or a change in responsibilities. There are no other significant conditions or obligations that apply to receiving payments or benefits, or significant factors not already mentioned.

The accelerated option value of the aforementioned NEOs' existing stock options as of June 30, 2019 is detailed under "Incentive Plan Awards - Outstanding Share-Based Awards and Option-Based Awards" in this Circular.

Estimated Incremental Payments on Change of Control

The following table provides details regarding the estimated incremental payments from the Company to Nancy Schlepp assuming that the triggering event occurred on June 30, 2019:

Name of NEO	Total Payments
Nancy Schlepp	C$88,337 (1)(2)(3)

(1) This represents the entitlement the NEO would have received if a Change of Control occurred and the Company terminated the Schlepp Agreement. This does not include accrued vacation allowance.

(2) This represents the entitlement the NEO would received if the Company terminated the Schlepp Agreement before the end of the term without Cause. This does not include accrued vacation allowance.

(3) The amount in the above table uses the conversion rate of $1.3087 to Canadian dollars as at June 28, 2019, the last trading day prior to the date of the triggering event on June 30, 2019.

Director Compensation

The following table sets forth all amounts of compensation provided to the Directors, who are each not also a Named Executive Officer, for the Company's most recently completed financial year ended June 30, 2019:

Director Name	Fees Earned ($)	Share- Based Awards ($)	Option- Based Awards ($)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)	Total ($)
Bruce Hooper	NIL	NIL	NIL	NIL	NIL	NIL	NIL
Matthew Fitzgerald	NIL	NIL	NIL	NIL	NIL	NIL	NIL
Christina Kay Hedrich	5,625	NIL	NIL	NIL	NIL	NIL	5,625
Alan Joscelyn	11,250	NIL	NIL	NIL	NIL	NIL	11,250

Other than amounts already included in the above table, the Company has no arrangements, standard or otherwise, pursuant to which Directors are compensated by the Company or its subsidiaries for their services in their capacity as Directors, or for committee participation, involvement in special assignments or for services as a consultant or expert during the most recently completed financial year or subsequently, up to and including the date of this Circular.

The Company's Stock Option Plan enables the Company to grant incentive stock options to the Directors, officers and employees of the Company. The purpose of granting such stock options to the Company's Directors is to assist the Company in compensating, attracting, retaining and motivating the Directors and to closely align the personal interests of the Directors to that of the Company's Shareholders. For more information of the Stock Option Plan, see "Particulars of Other Matters to be Acted Upon - Annual Approval of Rolling 10% Stock Option Plan".

Incentive Plan Awards - Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth information concerning all option-based awards outstanding at the end of the most recently completed financial year ended June 30, 2019, including awards granted before the most recently completed financial year, to each of the Directors who are not Named Executive Officers as at June 30, 2019.  The Company does not currently have a share-based awards program.

	Option-Based Awards				Share-Based Awards
Director Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-The- Money Options (1) ($)	Number of Shares Or Units Of Shares That Have Not Vested (#)	Market or Payout Value Of Share- Based Awards That Have Not Vested ($)	Market or Payout Value Of Vested Share-Based Awards Not Paid out or Distributed ($)
Bruce Hooper	2,000,000 2,000,000	0.165 0.22	September 12, 2019 September 12, 2019	NIL NIL	NIL NIL	NIL NIL	NIL NIL
Matthew Fitzgerald	NIL	NIL	NIL	NIL	NIL	NIL	NIL
Alan Joscelyn	NIL	NIL	NIL	NIL	NIL	NIL	NIL
Christina Kay Hedrich	NIL	NIL	NIL	NIL	NIL	NIL	NIL

(1) Value calculated using the closing price of the Company's Shares on the TSXV on June 28, 2019 of $0.18 and subtracting the exercise price of the in-the-money stock options.  These stock options have not been, and may never be, exercised and actual gains, if any, on exercise will depend on the value of the Company's Shares on the date of exercise.

Incentive Plan Awards - Value Vested Or Earned During The Year

The value vested or earned during the most recently completed financial year ended June 30, 2019 of incentive plan awards granted to Directors who are not Named Executive Officers are as follows:

Director Name	Option-Based Awards - Value Vested During The Year (1) ($)	Share-Based Awards - Value Vested During The Year (2) ($)	Non-Equity Incentive Plan Compensation - Value Earned During The Year ($)
Bruce Hooper	NIL	NIL	NIL
Matthew Fitzgerald	NIL	NIL	NIL
Alan Joscelyn	NIL	NIL	NIL
Christina Kay Hedrich	NIL	NIL	NIL

(1) This amount is the dollar value that would have been realized if the stock options held by such individual had been exercised on the vesting date(s) computed by obtaining the difference between the market price of the underlying securities at exercise and the exercise or base price of the stock options under the option-based award on the vesting date.

(2) This amount is the dollar value realized computed by multiplying the number of Shares or units by the market value of the underlying Shares on the vesting date.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the Company's compensation plans under which equity securities are authorized for issuance as at the end of the most recently completed financial year.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2) (c)
Equity compensation plans approved by securityholders	9,520,000	$0.14-	72,463,303
Equity compensation plans not approved by securityholders	NIL	NIL	NIL
Total	9,520,000	$0.14	72,463,303

(1) Represents the number of Shares available for issuance upon exercise of outstanding stock options as at June 30, 2019.

(2) Represents the number of Shares remaining available for future issuance under stock options available for grant as of June 30, 2019 under the Stock Option Plan.  The maximum number of Shares which may be issued pursuant to stock options granted under the Stock Option Plan is 10% of the issued and outstanding Shares at the time of grant.  See "Particulars of Other Matters to be Acted Upon - Annual Approval of Rolling 10% Stock Option Plan" for further details concerning the Stock Option Plan.

Stock Option Plan

Please see "Particulars of Other Matters to be Acted Upon - Annual Approval of Rolling 10% Stock Option Plan" for more details on the Stock Option Plan.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS AND OTHERS

As at the Record Date, there was no indebtedness outstanding of any current or former Director, executive officer or employee of the Company or its subsidiaries which is owing to the Company or its subsidiaries, or, which is owing to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or its subsidiaries, entered into in connection with a purchase of securities or otherwise.

No individual who is, or at any time during the most recently completed financial year was, a Director or executive officer of the Company, no proposed nominee for election as a Director of the Company and no associate of such persons:

(i) is or at any time since the beginning of the most recently completed financial year has been, indebted to the Company or its subsidiaries; or

(ii) is indebted to another entity, which indebtedness is, or at any time since the beginning of the most recently completed financial year has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or its subsidiaries, in relation to a securities purchase program or other program.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as set out in this Circular, no person who has been a Director or executive officer of the Company at any time since the beginning of the Company's last financial year, no proposed nominee of management of the Company for election as a Director and no associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the Meeting, except that the Directors and executive officers of the Company may have an interest in the resolution regarding the approval of the Company's Stock Option Plan, as such persons are eligible to participate in such plan.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed person (as defined in National Instrument 51-102 - Continuous Disclosure Obligations ("NI 51-102")) or proposed Director and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Company's most recently completed financial year or in any proposed transaction which in either such case has materially affected or would materially affect the Company or any of its subsidiaries.

APPOINTMENT OF AUDITORS

Ernst & Young LLP, of 700 West Georgia Street, Vancouver, British Columbia are the auditors of the Company.  Ernst & Young LLP were first appointed as auditors of the Company on June 14, 2011.  Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted for the re-appointment of Ernst and Young LLP as the auditors of the Company to hold office for the ensuing year at a remuneration to be fixed by the Directors.

MANAGEMENT CONTRACTS

No management functions of the Company or its subsidiaries are performed to any substantial degree by a person other than the Directors or executive officers of the Company or its subsidiaries.

AUDIT COMMITTEE

The Audit Committee's Charter

The following is the text of the Audit Committee Charter of the Company.

Mandate

The primary function of the Audit Committee is to assist the Company's board of directors (the "Board of Directors") in fulfilling its financial oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to regulatory authorities and Shareholders, the Company's systems of internal controls regarding finance and accounting and the Company's auditing, accounting, and financial reporting processes.  Consistent with this function, the Audit Committee will encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels.  The Audit Committee's primary duties and responsibilities are to:

  Serve as an independent and objective party to monitor the Company's financial reporting and internal control system and review the Company's financial statements.

  Review and appraise the performance of the Company's external auditors.

  Provide an open avenue of communication among the Company's auditors, financial and senior management and the Board of Directors.

Composition

The Audit Committee shall be comprised of three directors as determined by the Board of Directors, the majority of whom shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee.

At least one member of the Audit Committee shall have accounting or related financial management expertise.  All members of the Audit Committee that are not financially literate will work towards becoming financially literate to obtain a working familiarity with basic finance and accounting practices.  For the purposes of the Company's Charter, the definition of "financially literate" is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can presumably be expected to be raised by the Company's financial statements.

The members of the Audit Committee shall be elected by the Board of Directors at its first meeting following the annual Shareholders' meeting.  Unless a Chair is elected by the full Board of Directors, the members of the Audit Committee may designate a Chair by a majority vote of the full Audit Committee membership.

Meetings

The Audit Committee shall meet a least twice annually, or more frequently as circumstances dictate.  As part of its job to foster open communication, the Audit Committee will meet at least annually with the Chief Financial Officer and the external auditors in separate sessions.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/Reports Review

(a) Review and update this Charter annually.

(b) Review the Company's financial statements, MD&A and any annual and interim earnings, press releases before the Company publicly discloses this information and any reports or other financial information (including quarterly financial statements), which are submitted to any governmental body, or to the public, including any certification, report, opinion, or review rendered by the external auditors.

External Auditors

(a) Review annually, the performance of the external auditors who shall be ultimately accountable to the Board of Directors and the Audit Committee as representatives of the shareholders of the Company.

(b) Obtain annually, a formal written statement of external auditors setting forth all relationships between the external auditors and the Company, consistent with Independence Standards Board Standard 1.

(c) Review and discuss with the external auditors any disclosed relationships or services that may impact the objectivity and independence of the external auditors.

(d) Take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the external auditors.

(e) Recommend to the Board of Directors the selection and, where applicable, the replacement of the external auditors nominated annually for shareholder approval.

(f) At each meeting, consult with the external auditors, without the presence of management, about the quality of the Company's accounting principles, internal controls and the completeness and accuracy of the Company's financial statements.

(g) Review and approve the Company's hiring policies regarding partners, employees and former partners and employees of the present and former external auditors of the Company.

(h) Review with management and the external auditors the audit plan for the year-end financial statements and intended template for such statements.

(i) Review and pre-approve all audit and audit-related services and the fees and other compensation related thereto, and any non-audit services, provided by the Company's external auditors.  The pre-approval requirement is waived with respect to the provision of non-audit services if:

i. the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its external auditors during the fiscal year in which the non-audit services are provided;

ii. such services were not recognized by the Company at the time of the engagement to be non-audit services; and

iii. such services are promptly brought to the attention of the Audit Committee by the Company and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee.

Provided the pre-approval of the non-audit services is presented to the Audit Committee's first scheduled meeting following such approval such authority may be delegated by the Audit Committee to one or more independent members of the Audit Committee.

Financial Reporting Processes

(a) In consultation with the external auditors, review with management the integrity of the Company's financial reporting process, both internal and external.

(b) Consider the external auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

(c) Consider and approve, if appropriate, changes to the Company's auditing and accounting principles and practices as suggested by the external auditors and management.

(d) Review significant judgments made by management in the preparation of the financial statements and the view of the external auditors as to appropriateness of such judgments.

(e) Following completion of the annual audit, review separately with management and the external auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

(f) Review any significant disagreement among management and the external auditors in connection with the preparation of the financial statements.

(g) Review with the external auditors and management the extent to which changes and improvements in financial or accounting practices have been implemented.

(h) Review any complaints or concerns about any questionable accounting, internal accounting controls or auditing matters.

(i) Review certification process.

(j) Establish a procedure for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Other

Review any related-party transactions.

Composition of the Audit Committee

The following are the members of the Audit Committee:

Christina Kay Hedrich	Independent(1)	Financially literate(1)
Alan Joscelyn	Independent(1)	Financially literate(1)
Matthew Fitzgerald	Not Independent(1)	Financially literate(1)

(1) As defined by National Instrument 52-110 - Audit Committees ("NI 52-110").

Relevant Education and Experience

Set out below is a general description of the education and experience of each Audit Committee member which is relevant to the performance of his responsibilities as an Audit Committee member.

  Christina Kay Hedrich (Chairperson) - Ms. Hedrich has around 30 years of experience in the banking industry. Ms. Hedrich currently serves as the Senior Vice President and Chief Loan Officer for Bank of the Rockies, N.A., a Montana based community bank. She is responsible for bank-wide training, policy development, and underwriting standards. She has worked at the Bank of the Rockies since 1988.

  Alan Joscelyn - Mr. Joscelyn has 40 plus years of experience as a Montana lawyer.

  Matthew Fitzgerald - Mr. Fitzgerald has more than 15 years of experience as a finance executive in the natural resource sector. Furthermore, Mr. Fitzgerald has experience in board governance.

Audit Committee Oversight

At no time since the commencement of the Company's most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Reliance on Certain Exemptions

At no time since the commencement of the Company's most recently completed financial year has the Company relied on the exemption in Section 2.4 of NI 52-110 (De Minimis Non-audit Services), or an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110.

Pre-Approval Policies and Procedures

The Audit Committee has adopted specific policies and procedures for the engagement of non-audit services as described above under the heading "Audit Committee - The Audit Committee's Charter - External Auditors".

External Auditors Service Fees (By Category)

The aggregate fees billed to the Company for the last two (2) fiscal years by Ernst & Young LLP are as follows:

Financial Year Ending	Audit Fees(1)	Audit Related Fees(2)	Tax Fees(3)	All Other Fees(4)
June 30, 2019	$101,500	N/A	$0	$13,000
June 30, 2018	$67,200	N/A	$41,241	$50,680

(1) "Audit Fees" include the aggregate fees billed in each financial year for audit fees.

(2) "Audit Related Fees" include the aggregate fees in each financial year for assurance and related services to the performance of the audit or review of the Company's financial statements not already disclosed under "Audit Fees".

(3) "Tax Fees" are the aggregate fees billed by the auditor for tax compliance, tax advice and tax planning.

(4) "All Other Fees" include aggregate fees billed for products or services not already reported in the above table.

Exemption in Section 6.1 of NI 52-110

The Company is relying on the exemption in Section 6.1 of NI 52-110 from the requirement of Parts 3 (Composition of the Audit Committee) and 5 (Reporting Obligations) of NI 52-110.

CORPORATE GOVERNANCE DISCLOSURE

Corporate governance relates to the activities of the Board, the members of which are elected by and are accountable to the Shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day to day management of the Company.  The Board is committed to sound corporate governance practices which are both in the interest of its Shareholders and contribute to effective and efficient decision making.

National Policy 58-201 - Corporate Governance Guidelines ("NP 58-201") establishes corporate governance guidelines which apply to all public companies.  The guidelines deal with such matters as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members and other items dealing with sound corporate governance practices.  The Company has reviewed its own corporate governance practices in light of these guidelines.  In certain cases, the Company's practices comply with the guidelines, however, the Board considers that some of the guidelines are not suitable for the Company at its current stage of development and therefore these guidelines have not been adopted.  National Instrument 58-101 - Disclosure of Corporate Governance Practices mandates disclosure of corporate governance practices which disclosure is set out below.

Independence of Members of the Board

As of the date of this Circular, the Company's Board consists of five (5) Directors, two (2) of whom are independent based upon the tests for independence set forth in NI 52-110.  Christina Kay Hedrich and Alan Joscelyn are independent.  Robert Scargill is not independent as he is the CEO of the Company, Jason Grace is not independent as he is the Chief Operating Officer of Sandfire Resources NL. and Matthew Fitzgerald is not independent as he is the Chief Financial Officer of Sandfire Resources NL.

Management Supervision by Board

The size of the Company is such that all the Company's operations are conducted by a small management team which is also represented on the Board. The Board considers that management is effectively supervised by the independent Directors on an informal basis as the independent Directors are actively and regularly involved in reviewing and supervising the operations of the Company and have regular and full access to management. The independent Directors are, however, able to meet at any time without any members of management including the non-independent Directors being present. Further supervision is performed through the Audit Committee. The Board may appoint from time to time a lead Director to direct Board operations.

The Board met 3 times during fiscal year 2019.

Participation of Directors in Other Reporting Issuers

The participation of the Directors in other reporting issuers is described in the table provided under "Election of Directors" in this Circular.

Orientation and Continuing Education

While the Company does not have formal orientation and training programs, new Board members are provided with:

(a) information respecting the functioning of the Board, committees and copies of the Company's corporate governance policies;

(b) access to recent, publicly filed documents of the Company, technical reports and the Company's internal financial information; and

(c) access to management, technical experts and consultants.

Board members are encouraged to communicate with management, auditors and technical consultants; to keep themselves current with industry trends and developments and changes in legislation with management's assistance; and to attend related industry seminars and visit the Company's operations.  Board members have full access to the Company's records.

Ethical Business Conduct

The Board views good corporate governance as an integral component to the success of the Company and to meet responsibilities to Shareholders.  The Board has adopted a Code of Business Conduct and Ethics (the "Code") and has instructed its management and employees to abide by the Code.  A copy of the Code is posted on the Company's website at www.sandfireamerica.com.  The Board intends that it will review compliance with the Code on an annual basis until the Company has grown to a size which warrants more frequent monitoring.

The Board, through its meetings with management and other informal discussions with management, encourages a culture of ethical business conduct and believes the Company's high caliber management team promotes a culture of ethical business conduct throughout the Company's operations and is expected to monitor the activities of the Company's employees, consultants and agents in that regard.

It is a requirement of applicable corporate law that Directors and senior officers who have an interest in a transaction or agreement with the Company promptly disclose that interest at any meeting of the Board at which the transaction or agreement will be discussed and, in the case of Directors, abstain from discussions and voting in respect to same if the interest is material.  These requirements are also contained in the Company's Articles, which are made available to Directors and senior officers of the Company.

Nomination of Directors

The Board's Governance and Nomination Committee has the responsibility of providing the Board with recommendations relating to board size and composition, the candidate selection process and the orientation of new members. The recruitment of new candidates for Board nomination has involved both formal and informal discussions among committee members and the CEO.

Compensation of Directors and the CEO

The Compensation Committee has responsibility to assist the Board in fulfilling its oversight responsibilities with respect to compensation matters and for determining compensation for the Directors and senior management. The Compensation Committee currently consists of two members, being Matthew Fitzgerald and Christina Kay Hedrich. The Company expects to appoint Jason Grace as a member of the Compensation Committee on or before the date of the Meeting. If elected, it is proposed that Matthew Fitzgerald, Christina Kay Hedrich and Jason Grace be appointed to the Compensation Committee.

To determine compensation payable, the Compensation Committee reviews compensation paid for Directors and CEOs of companies of similar size and stage of development in the mining industry and determines an appropriate compensation reflecting the need to provide incentive and compensation for the time and effort expended by the Directors and senior management while taking into account the financial and other resources of the Company. In setting the compensation, the Compensation Committee periodically reviews the performance of the CEO in light of the Company's objectives and considers other factors that may have impacted the success of the Company in achieving its objectives.  The Compensation Committee's role in the compensation of Directors and the CEO of the Company is further described under "Statement of Executive Compensation - Compensation Governance" of this Circular.

Board Committees

As at the date of this Circular, the Company has four (4) committees at present, being the Audit Committee, the Compensation Committee, the Governance and Nomination Committee and the Technical, Environmental, Sustainability, and Safety Committee.

The Audit Committee is, at present, comprised of three (3) of the Company's five (5) Directors: Christina Kay Hedrich (Chairperson), Matthew Fitzgerald and Alan Joscelyn.

The Compensation Committee is, at present, comprised of two (2) of the Company's five (5) Directors:  Matthew Fitzgerald (Chairman) and Christina Kay Hedrich. The Company expects to appoint Jason Grace as a member of the Compensation Committee on or before the date of the Meeting.

The Governance and Nomination Committee is, at present, comprised of two (2) of the Company's five (5) Directors:  Alan Joscelyn (Chairman) and Christina Kay Hedrich.

The Technical, Environmental, Sustainability, and Safety Committee is, at present, comprised of two (2) of the Company's five (5) Directors: Robert Scargill and Alan Joscelyn. The Company expects to appoint Jason Grace as a member of the Technical, Environmental, Sustainability, and Safety Committee on or before the date of the Meeting. The Technical, Environmental, Sustainability, and Safety Committee has the overall responsibility for monitoring, evaluating, assessing, and reviewing the Company's environmental policies and activities, activities related to sustainability and safety issues, engineering and geological reports and data or any documentation pertaining to the acquisition, exploration, development or disposal of mineral properties.

As the Directors are actively involved in the operations of the Company and the size of the Company's operations does not warrant a larger board of directors, the Board has determined that additional standing committees are not necessary at this stage of the Company's development.  The Board will consider additional standing committees as appropriate as the Company progresses.

Assessments

The Board does not consider that formal assessments would be useful at this stage of the Company's development.  The Board monitors, but does not formally assess, the performance of individual Board members or committee members or their contributions.

Expectations of Management

The Board expects management to operate the business of the Company in a manner that enhances Shareholder value and is consistent with the highest level of integrity.  Management is expected to execute the Company's business plan and to meet performance goals and objectives.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

Annual Approval of Rolling 10% Stock Option Plan

Background Information

Effective August 19, 2009, the Board adopted the Stock Option Plan, which was drafted in accordance with the latest TSXV policies and rules.  Effective January 1, 2011, the Board approved an amendment of the Stock Option Plan to address recent changes to the Income Tax Act (Canada) with respect to the withholding and remittance of source deductions on the exercise of stock options, which amendment replaced section 7.4 of the Stock Option Plan. The Stock Option Plan was approved by the Shareholders at the Annual General Meeting held each year, and was accepted for filing by the TSXV.

The purpose of the Stock Option Plan is to allow the Company to grant stock options to Directors, officers, employees, management company employees and consultants, as additional compensation, and as an opportunity to participate in the success of the Company.  The granting of such stock options is intended to align the interests of such persons with that of the Shareholders.  Under the Stock Option Plan, stock options may be granted with exercise periods of up to ten (10) years as determined by the Board and are required to have an exercise price no less than the closing market price of the Company's Shares prevailing on the day that the option is granted less a discount of up to 25%, the amount of the discount varying with market price in accordance with the policies of the Exchange.  Pursuant to the Stock Option Plan, the Board may from time to time authorize the issue of stock options to Directors, officers, employees and consultants of the Company and its subsidiaries or employees of companies providing management or consulting services to the Company or its subsidiaries.  The maximum number of Shares which may be issued pursuant to stock options granted under the Stock Option Plan will be a maximum of 10% of the issued and outstanding Shares of the Company at the time of the grant.  In addition, the number of Shares which may be reserved for issuance to any one individual may not exceed 5% of the issued Shares on a yearly basis or 2% if the optionee is engaged in investor relations activities or is a consultant.  The Stock Option Plan contains no vesting requirements, but permits the Board to specify a vesting schedule in its discretion.  The Stock Option Plan also provides that if a change of control, as defined therein, occurs, all Shares subject to option shall immediately become vested and may thereupon be exercised in whole or in part by the option holder.

The Company currently has 820,083,031 issued and outstanding Shares, meaning that the number of stock options currently available for grant under the Stock Option Plan would be 10% of that number (on a rolling basis) or 82,008,303 Shares.  As of the date of this Circular, the Company had 5,270,000 stock options outstanding under the Stock Option Plan.

The TSXV Requires Annual Shareholder Approval for the Stock Option Plan

The Company's Stock Option Plan is a rolling stock option plan which sets the maximum number of stock options available for grant by the Company at an amount equal to 10% of the Company's issued and outstanding Shares from time to time.  Under TSXV policies, the Company's Stock Option Plan must be approved and ratified by the Shareholders on an annual basis.

Shareholder Approval Being Sought

A copy of the Stock Option Plan is available upon request to any Shareholder of the Company at no charge, or may be inspected at the registered office of the Company during normal business hours until the date of the Meeting.

The Board and management consider the approval of the Stock Option Plan to be appropriate and in the best interests of the Company. Therefore, at the Meeting, Shareholders will be asked to pass a resolution in the following form, subject to such amendments, variations or additions as may be approved at the Meeting:

"BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1. the Company authorize, approve, ratify and confirm, subject to regulatory approval, the Stock Option Plan pursuant to which the board of directors of the Company may, from time to time, authorize the issuance of stock options to directors, officers, employees and consultants of the Company and its subsidiaries to a maximum of 10% of the issued and outstanding common shares at the time of the grant, with a maximum of 5% of the Company's issued and outstanding common shares being reserved to any one person on a yearly basis; and

2. any director or officer of the Company is hereby authorized and directed, acting for, in the name of and on behalf of the Company, to execute or cause to be executed, and to deliver or cause to be delivered, such other documents and instruments, and to do or cause to be done all such other acts and things, as may in the opinion of such director or officer of the Company be necessary or desirable to carry out the intent of the foregoing resolution. "

Unless such authority is withheld, the persons named in the enclosed Proxy intend to vote for the approval and ratification of the Stock Option Plan.

ADDITIONAL INFORMATION

Additional information relating to the Company is on SEDAR at www.sedar.com.  Shareholders may contact the Company at 406-547-3466 to request copies of the Company's financial statements and MD&A.

Financial information is provided in the Company's comparative audited consolidated financial statements and MD&A for its most recently completed financial year ended June 30, 2019, which are filed on SEDAR and will be placed before Shareholders at the Meeting.

OTHER MATTERS

Management of the Company is not aware of any other matter to come before the Meeting other than as set forth in the notice of Meeting.  If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the Shares represented thereby in accordance with their best judgment on such matter.

DIRECTORS' APPROVAL

The Board has approved the contents of this Circular and its distribution to each Shareholder entitled to receive notice of the Meeting.

DATED at Vancouver, British Columbia this 4th day of November, 2019.

APPROVED BY THE BOARD OF DIRECTORS

_" Robert Scargill"_

Robert Scargill

Chief Executive Officer